Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

AVEO Reports 2012 Financial Results and Highlights Recent Accomplishments

CAMBRIDGE, Mass., February 13, 2013 – AVEO Oncology (NASDAQ: AVEO) today reported consolidated 2012 financial results and reviewed key recent accomplishments.

“We continue to make significant progress with tivozanib, including reporting the final overall survival results from TIVO-1, receiving the FDA’s acceptance of the NDA submission and expanding tivozanib clinical development into patients with triple negative breast cancer,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “On the heels of our recent financing, we are continuing to build out our commercial infrastructure and remain focused on preparing for the potential launch of tivozanib in advanced RCC in the second half of 2013.”

Full Year 2012 Financial Results

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Total collaboration revenue for 2012 was approximately $19.3 million compared with $164.8 million for 2011. Revenue in 2012 primarily consisted of a $15.0 million milestone from Astellas recognized upon the acceptance of AVEO’s NDA filing. The decrease compared to 2011 is primarily due to revenue recognized in conjunction with the signing of AVEO’s collaboration agreement with Astellas, as well as revenue from AVEO’s collaboration agreements with OSI, Centocor, and Biogen that did not recur during 2012.

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Research and development (R&D) expense for 2012 was $91.4 million compared with $101.7 million for 2011. The decrease in R&D expense was primarily due to a decrease in licensing costs, largely related to a decrease in payments to Kyowa Hakko Kirin, a decrease in manufacturing costs for ficlatuzumab and a decrease in clinical trial costs. These decreases were partially offset by an increase in personnel-related expenses.

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General and administrative (G&A) expense for 2012 was $36.9 million compared with $29.2 million for 2011. The increase in G&A expense was primarily driven by an increase in personnel-related expenses, expenses related to pre-commercialization activities for tivozanib, and an increase in rent expense, largely related to AVEO’s future headquarters.

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Restructuring expense for 2012 was $2.6 million, with no corresponding expense for 2011. The restructuring expense related to the company’s strategic restructuring, which the company announced on October 30, 2012.

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Net loss for 2012 was $114.4 million, or basic and diluted net loss per share of $2.64, compared with net income of $30.6 million, or basic and diluted net income per share of $0.77 and $0.74, respectively, for 2011.

•	AVEO ended 2012 with cash, cash equivalents and marketable securities of $160.6 million.

Financial Guidance

Based on current operating plans, AVEO expects to end 2013 with approximately $60 million in cash, cash equivalents and marketable securities, and anticipates that this capital is sufficient to fund its operations into the second quarter of 2014.

Key Recent Developments

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Reported Final Overall Survival Results from TIVO-1 Trial: AVEO and Astellas yesterday announced the final overall survival data from TIVO-1 (Tivozanib Versus sOrafenib in 1st line advanced RCC), a global, randomized, Phase 3, superiority clinical trial evaluating the efficacy and safety of tivozanib compared to sorafenib in 517 patients with advanced renal cell carcinoma (RCC). These data will be reviewed in more detail by AVEO management during the company’s conference call and webcast today at 10:00 a.m. (ET), and will be presented on Saturday, February 16, 2013 at the 2013 Genitourinary Cancers Symposium (ASCO GU), abstract number 350.

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Completed public offering raising total net proceeds of approximately $53.8 million: In January 2013, AVEO completed an underwritten public offering of 7,667,050 shares of common stock, comprised of 6,667,000 shares of common stock initially offered and an additional 1,000,050 shares of common stock sold pursuant to the underwriters’ exercise of their over-allotment option, at a price to the public of $7.50 per share. Aggregate net proceeds to the company were approximately $53.8 million.

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Received the FDA’s Acceptance for Filing the New Drug Application (NDA) for Tivozanib: In November 2012, AVEO and Astellas announced that the U.S. Food and Drug Administration (FDA) accepted for filing the NDA for tivozanib with the proposed indication for the treatment of patients with advanced RCC. According to the timelines established by the Prescription Drug User Fee Act (PDUFA), the review of the NDA is expected to be complete by July 28, 2013.

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Initiated BATON-BC Phase 2 Trial of Tivozanib in Patients with Triple Negative Breast Cancer: In December 2012, AVEO and Astellas announced the initiation of patient enrollment in a randomized, double-blind, multicenter Phase 2 clinical trial, called BATON-BC, evaluating the efficacy of tivozanib in combination with paclitaxel compared to placebo in combination with paclitaxel in patients with locally recurrent or metastatic triple negative breast cancer who have received no prior systemic therapy for advanced or metastatic breast cancer. BATON-BC is the third trial to be initiated as part of the BATON (Biomarker Assessment of Tivozanib in ONcology) clinical development program, which includes ongoing Phase 2 trials in advanced metastatic colorectal cancer and advanced RCC. Data from these trials is expected to be available in 2014.

Upcoming Activities

AVEO expects to present at the following investor conferences:

•	2013 RBC Capital Markets Global Healthcare Conference, February 26-27, 2013 in New York City.

•	Barclays Annual Global Healthcare Conference, March 12-14, 2013 in Miami.

Today’s Conference Call and Webcast Reminder

The AVEO management team will host a conference call at 10:00 a.m. (ET) today. The call can be accessed by dialing 1-866-831-6243 (domestic) or 1-617-213-8855 (international) five minutes prior to the start of the call and providing the passcode 81400823. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 61126312. The replay will be available for two weeks from the date of the call.

A webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveooncology.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the planned launch of tivozanib; AVEO’s estimates for its 2013 year-end cash balance and its estimate with respect to the availability of cash to fund its operating plans into the second quarter of 2014; the targeted date for the completion of the FDA’s review of the NDA; tivozanib’s potential in treating patients with kidney cancer; the timing of availability of data from the BATON trials; and AVEO’s plans to leverage its Human Response Platform™. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: whether the results of TIVO-1 are sufficient to obtain marketing approval for tivozanib in the U.S. and abroad, which turns on the ability of AVEO to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities the safety and efficacy of tivozanib based upon the findings of TIVO-1, including its data with respect to progression-free survival, the rate of adverse events, overall survival and other information that the FDA may determine to be relevant to approvability; AVEO’s ability to demonstrate in subsequent trials any safety and efficacy it demonstrated in earlier trials of tivozanib; ongoing regulatory requirements with respect to the approval of tivozanib, including the risk that FDA or any comparable foreign regulatory agency could require additional positive clinical trials as the basis for product approval; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; unplanned operating expenses; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; AVEO’s ability to maintain its collaboration with Astellas; AVEO’s and Astellas’ ability to successfully launch and commercialize tivozanib if and when it may be approved for commercialization by the FDA and/or foreign regulatory authorities; and those risks discussed in the section titled “Risk Factors” included in AVEO’s Current Report on Form 8-K filed with the SEC on January 16, 2013 and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Investor Contact:	Media Contact:
Monique Allaire, AVEO Oncology	Rob Kloppenburg, AVEO Oncology
(617) 299-5810	(617) 930-5595
or
Dan Budwick, Pure Communications
(973) 271-6085

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value amounts)

(Unaudited)

	December 31, 2012	December 31, 2011

Assets
Cash, cash equivalents and marketable securities	$160,602	$275,440
Accounts receivable	20,649	7,210
Prepaid expenses and other current assets	9,430	6,057
Property and equipment, net	12,867	5,471
Other assets	3,921	872

Total assets	$207,469	$295,050

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$30,171	$23,193
Total loans payable	26,037	24,170
Total deferred revenue	19,685	20,978
Total deferred rent	11,400	681
Other liabilities	1,238	2,487
Stockholder’s equity	118,938	223,541

Total liabilities and stockholders’ equity	$207,469	$295,050

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Collaboration revenue	$15,531	$1,096	$19,286	$164,849

Operating expenses:
Research and development	24,033	18,542	91,358	101,735
General and administrative	9,463	6,986	36,932	29,167
Restructuring	2,633	—	2,633	—

	36,129	25,528	130,923	130,902

Income (loss) from operations	(20,598)	(24,432)	(111,637)	33,947

Other income and expense:
Other income (expense), net	(32)	(7)	247	10
Interest expense	(888)	(925)	(3,501)	(3,836)
Interest income	38	195	497	527

Other expense, net	(882)	(737)	(2,757)	(3,299)

Net income (loss)	$(21,480)	$(25,169)	$(114,394)	$30,648

Basic net income (loss) per share
Net income (loss)	$(0.49)	$(0.58)	$(2.64)	$0.77

Weighted average number of common shares outstanding	43,486	43,132	43,374	39,715

Diluted net income (loss) per share
Net income (loss)	$(0.49)	$(0.58)	$(2.64)	$0.74

Weighted average number of common shares and dilutive common share equivalents outstanding	43,486	43,132	43,374	41,473